Exhibit 23 - Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-75278 on Form S-3 and Registration Statements on Form S-8 for various employee option and incentive stock plans (Registration Statement Nos. 33-81128, 33-81116, 33-81450, 333-60630, 333-88056, 333-150345, and 333-156596) of our reports dated March 1, 2017, relating to the consolidated financial statements of Universal Forest Products, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2016.
/s/ Deloitte & Touche LLP
Grand Rapids, Michigan
March 1, 2017